Exhibit 15.2

中国北京市建国门外大街甲12号新华保险大厦6层100022

6/F, NCI Tower, A12 Jianguomenwai Avenue, Beijing 100022, China

电话 Tel: +86 10 6569 3399 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

March 2, 2021

Autohome Inc.

18th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors” and “Item 4B—Business Overview” in Autohome Inc.’s annual report on Form 20-F for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission in the month of March 2021, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Autohome Inc.’s registration statements on Form S-8 (File No. 333-196006 and 333-219032) that was filed on May 16, 2014 and June 29, 2017, respectively.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices